Exhibit 5.1

REEDER & SIMPSON P.C.

RRE Commercial Center	R. Simpson
P.O. Box 601	8 Karaïskaki St., Moschaton 183 45
Majuro, MH 96960, Marshall Islands	Athens, Greece
Telephone: +692 625 3602	Telephone: +30 210 941 7208
Fax: +692 625 3603	Fax: +30 210 941 4790
E-mail: dreeder@ntamar.net	E-mail: simpson@otenet.gr
Mobile phone: +30 6945 465 173

June 29, 2012

FreeSeas Inc.

10, Eleftheriou Venizelou Street (Panepistimiou Ave.)

106 71, Athens, Greece

Re:	FreeSeas Inc.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to FreeSeas Inc., a Marshall Islands corporation (the “Company”), in connection with the shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), including the related preferred share purchase rights, described in the Company’s Registration Statement on Form F-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) and as thereafter amended or supplemented.

The shares of Common Stock included in the Registration Statement (the “Registered Shares”) are as follows: (a) up to 1,739,721 shares of Common Stock issuable pursuant to a Standby Equity Distribution Agreement dated as of May 11, 2012, as amended by the Amendment to Standby Equity Distribution Agreement dated as of June 28, 2012 (together, the “SEDA”), between the Company and YA Global Master SPV Ltd. (“YA Global”), and (b) 100,000 shares of Common Stock currently held by YA Global. The Registered Shares are included in the Registration Statement for purposes of registering the resale of the Registered Shares by YA Global, as described in the form of prospectus included in the Registration Statement relating to such resale (the “Prospectus”).

We have examined copies, certified or otherwise identified to our satisfaction, of the following documents (together, the “Documents”): (i) the Registration Statement; (ii) the Prospectus; (iii) the Company’s Amended and Restated Articles of Incorporation, as amended; (iv) the Company’s Amended and Restated By-laws, as amended; (v) the SEDA; (vi) an excerpt of the minutes of a meeting of the Board of Directors of the Company held on April 23, 2012; (vii) the Shareholders Rights Agreement effective as of January 14, 2009 between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”); and (vii) minutes of a meeting of the Board of Directors of the Company held on November 13, 2008. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company, and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the Marshall Islands, made in any of the Documents is true, accurate and complete;

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

(a) The Registered Shares (including the related preferred share purchase rights) have been duly authorized.

(b) The Registered Shares (including the related preferred share purchase rights) have been or will be when sold, paid for and issued as provided in the SEDA (and, with respect to the preferred share purchase rights, when issued in accordance with the Rights Agreement), validly issued, fully paid and non-assessable.

(c) Under the laws of the Republic of the Marshall Islands, the preferred share purchase rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion letter is limited to the laws of the Republic of the Marshall Islands, including the statutes and Constitution of the Republic of the Marshall Islands, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution.

We qualify our opinions set forth herein to the extent that (x) we express no opinion as to any law other than Marshall Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Republic of the Marshall Islands; and (y) our opinions do not address any determination by a court of competent jurisdiction as to whether redemption or termination of the preferred share purchase rights may be required under applicable law, whether members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required by applicable law in adopting the Rights Plan, or whether the validity of the Rights Agreement or the preferred share purchase rights would be affected by the invalidity of any provision thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

REEDER & SIMPSON P.C.

By /s/ Raymond E. Simpson

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